PRESS RELEASE

   For More Information Call:

   Michael A. Feder                For Release November 10, 1995
   Acting President


     INTERNATIONAL RESEARCH AND DEVELOPMENT CORPORATION

     Effective November 8, 1995, International Research and Development Corporation ("IRDC") sold substantially all of its assets to MPI Research, L.L.C., assignee of IRDC Acquisition Corporation. The primary business of IRDC was the conducting of safety evaluations of pharmaceutical and veterinary drugs, agricultural products and chemicals.

     The sale was consummated pursuant to a previous order of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The purchase price for the assets of IRDC was approximately $5,787,000.

     The cash proceeds of the asset sale were used by IRDC to reduce outstanding indebtedness to Michigan National Bank which indebtedness is secured by liens on the assets which were sold. After the application of such payment, IRDC remains indebted to Michigan National Bank in an amount not less than $10 million.

     IRDC's primary remaining asset is its wholly owned subsidiary, Medical Surgical Specialties, Ltd. ("MSS"), which is also the subject of a chapter 11 bankruptcy case pending before the Bankruptcy Court. On November 9, 1995, the Bankruptcy Court approved the sale of substantially all of the assets of MSS's Fiberoptics and Door-Aid divisions to separate buyers for an approximate aggregate purchase price of $690,000.

     The cash proceeds of the MSS asset sales will be used by IRDC to further reduce outstanding indebtedness to Michigan National Bank which indebtedness is secured by liens on the assets which were sold. After the application of such payment, IRDC remains indebted to Michigan National Bank in an amount not less than $9 million.

     Upon the closing of the MSS assets sales, IRDC will have no interests in any operating businesses.